Exhibit 23.8
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of Sierra Pacific Power Company and subsidiaries (the Company), appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Las Vegas, NV
August 20, 2010